AMENDMENT NO. 1
                               TO RIGHTS AGREEMENT
                                        of
                                FM PROPERTIES INC.

     This Amendment No. 1 to the Rights Agreement between FM Properties Inc. (the "Company") and Mellon Securities Trust Company, as Rights Agent (the "Rights Agent"), dated May 28, 1992 by and between the Company and the Rights Agent (the "Rights Agreement") is dated effective as of April 21, 1997.

     WHEREAS, Section 29 of the Rights Agreement grants the Board of Directors of the Company the exclusive power and authority to amend the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

     1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

               "Acquiring Person" means any Person who, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or any Person organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an Acquiring Person if (i) such Person has become the Beneficial Owner of 20% or more of the shares of Common Stock, (ii) the acquisition by such Person of the shares that equal or exceed 20% of the shares of Common Stock was made without apparent knowledge of the potential implications of such acquisition under this Agreement and (iii) either (A) within 10 days after the Company has notified such Person that the Company has become aware of such potential implications, such Person ceases to be the Beneficial Owner of 20% or more of the shares of Common Stock or (B) prior to receiving such notice such Person ceases to be the Beneficial Owner of 20% or more of the shares of Common Stock.

     2. The footnote to the term "Transfer" denoted by the symbol "*" within the description of "Transfer" in Exhibit C to the Rights Agreement (the "Summary of Terms") is hereby amended to read in its entirety as follows:

          Distribution Date means the earlier of:

          (1) the 10th day after public announcement that any person has become an Acquiring Person (as defined in the note below) and

          (2) the 10th business day after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person, in each case, subject to extension by a majority of the Directors not affiliated with the Acquiring Person.

     3. The definition of the term "Flip-In" defined in the Summary of Terms is hereby amended to read in its entirety as follows:

          If any person becomes an Acquiring Person, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of the Company's Common Stock having a market value of twice the Purchase Price.

           Acquiring Person means any person who shall be the beneficial owner of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries or any person organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no person shall become an Acquiring Person if (i) such person has become the beneficial owner of 20% or more of the shares of Common Stock, (ii) the acquisition by such person of the shares that equal or exceed 20% of the shares of Common Stock was made without apparent knowledge of the potential implications of such acquisition under the Rights Agreement and (iii) either (A) within 10 days after the Company has notified such person that the Company has become aware of such potential implications, such person ceases to be the beneficial owner of 20% or more of the shares of Common Stock or (B) prior to receiving such notice such person ceases to be the beneficial owner of 20% or more of the shares of Common Stock.

     4. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

     5. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

     6. Any reference to "this Agreement" or "the Rights Agreement" shall be deemed to be a reference to the Rights Agreement as amended hereby.

     7. This Amendment, all rights hereunder and provisions hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflict of laws.

     8. This Amendment may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.


                                               FM PROPERTIES INC.

Attest:

By:  /s/Michael C. Kilanowski, Jr.             By: /s/Richard C. Adkerson
       Michael C. Kilanowski, Jr.                    Richard C. Adkerson
             Secretary                            Chairman of the Board and
                                                   Chief Executive Officer

                                               MELLON SECURITIES TRUST COMPANY

Attest:

By:  /s/Linnette Samuels                       By: /s/Barry A. Shapiro
       Linnette Samuels                             Barry A. Shapiro
   Assistant Vice President                          Vice President